INVESTOR CONTACT:
Bob East
Westwicke Partners
(443) 213-0502
bob.east@westwicke.com

PDI Reports 2014 First Quarter Financial Results

Management Will Host Conference Call Tomorrow May 8 at 8:30 am ET

Parsippany, N.J., May 7, 2014 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the first quarter ended March 31, 2014. Summary financial and operational accomplishments include:

•	Adjusted EBITDA (a non-GAAP financial measure) of $(0.4) million for the first quarter of 2014

•	Progresses on collaboration agreements to commercialize molecular diagnostic tests

•	Launched PD OneTM to a major pharmaceutical customer

•	Appointed Greg Richard as general manager of Interpace Diagnostics

Condensed Summary Statements of Continuing Operations (Unaudited)
($’s in thousands, expect per share data)

CEO Comments

“As anticipated, revenue and operating income were lower in the first quarter of 2014 compared to last year primarily as a result of the softer RFP volume we experienced in the latter half of 2013. New contract wins were not sufficient to offset anticipated expiration of certain contracts. During the first quarter, PDI focused on executing on our three main strategic initiatives: building a commercialization presence for the molecular diagnostic industry; successfully launching our innovative software platform, PD OneTM; and remaining a leading company in the CSO industry” said Nancy Lurker, CEO.

Ms. Lurker continued, “In terms of our 2014 outlook, which assumes a reasonable level of new business wins and no early termination of existing contracts, we continue to anticipate revenue in our core business to be down slightly compared to 2013, as a result of fewer new opportunities being available and awarded. Full year 2014 adjusted EBITDA from our core business is projected to be neutral or slightly positive. This guidance excludes the impact of our Interpace Diagnostic business. We estimate a minimum level of expenses of $3 million and we do not foresee any material revenue in our Interpace Diagnostic business in 2014. Expenses will be higher if we move to phase two in either of the current opportunities or we contract for new opportunities.”

“We launched our first PD OneTM product to a major pharmaceutical company and the initial feedback has been very positive. Even though we are in the early stages of launching/ramping PD OneTM to the biopharmaceutical market, we believe there are additional opportunities for us to leverage our extensive network,” she continued.

“Finally, in early April, Greg Richard joined us as General Manager to lead our Interpace Diagnostics division. Greg brings with him over two decades of sales and marketing leadership from the life science industry. We look forward to an exciting year for Interpace Diagnostics.”

First Quarter Business Review

Revenue- For the first quarter of 2014, revenue of $32.8 million was $10.1 million or 24% lower than the first quarter of 2013 driven by the natural expiration or reduction of contracts being executed in 2014 exceeding new contracts entered into in the company’s Sales Services segment.

•
Sales Services revenue of $28.8 million was $9.4 million lower than the first quarter of 2013. New contract wins from the softer RFP volume experienced in the latter half of 2013 was not sufficient to offset the natural expiration or reduction of certain contracts.

•	Marketing Services revenue of $1.0 million was $0.5 million lower than the first quarter of 2013 due primarily to fewer contract signings by Group DCA.

•	Product Commercialization Services revenue of $3.0 million was $0.2 million lower than the first quarter of 2013.

Gross Profit- For the first quarter of 2014, gross profit of $5.1 million was $3.4 million lower than the first quarter of 2013 and, as anticipated, the overall gross profit percentage decreased to 16% in 2014 from 20% in 2013.

•	Sales Services gross profit of $4.7 million was $2.6 million lower than the first quarter of 2013 due primarily to lower revenue and previously disclosed competitive pricing pressures.

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Marketing Services gross profit for the first quarter of 2014 was a negative $0.2 million due to the decrease in revenue and increased costs associated with the announced launch of our new product, PD OneTM.

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Product Commercialization Services gross profit of $0.5 million was $0.2 million lower compared to 2013 primarily due to expenses related to one of our collaboration agreements for molecular diagnostic tests.

Total Operating Expenses- Total operating expenses for the first quarter of 2014 were $6.6 million as compared to $6.2 million for the same period in 2013. Included in first quarter 2014 expenses are $0.6 million of costs related to our molecular diagnostics strategic initiative. Excluding these costs, total operating expenses for the first quarter of 2014 were $6.0 million; $0.2 million lower than 2013 operating expenses.

Operating Income/Loss- The operating loss for the first quarter of 2014 was $1.5 million, compared to operating income of $2.3 million in the first quarter of 2013. The 2014 operating loss was primarily the result of the anticipated lower revenue and margins as well as the company’s investment in strategic initiatives.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the first quarter of 2014 was $(0.4) million compared to $2.9 million in the first quarter of 2013. Cash and cash equivalents at the end of the year were $37.9 million, down $7.8 million from December 31, 2013 due primarily to increases in working capital requirements, timing of certain payments from customers and investments in our strategic initiatives.

As of March 31, 2014, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided a certain non-GAAP financial measure to help evaluate the results of its performance. The company believes that this non-GAAP financial measure, when presented in conjunction with comparable GAAP financial measure, is useful to both management and investors in analyzing the company’s ongoing business and operating performance. The company believes that providing non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company’s financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Conference Call

As previously announced, PDI will hold a conference call Thursday, May 8, 2014 to discuss financial and operational results of the first quarter ended March 31, 2014. Details as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (855) 592-8761 (U.S. and Canada) or (724) 924-4975
Conference ID#: 27904431

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through June 7, 2014 at (855) 859-2056 (U.S. and Canada) or (404) 537-3406. The replay pass code is 27904431. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. The company has begun leveraging these substantial capabilities to become a commercialization partner for companies in the molecular diagnostics industry. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's previously filed Annual Report on Form 10-K for the year ended December 31, 2013 and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Revenue, net	$ 32,778	$ 42,923
Cost of services	27,669	34,450
Gross profit	5,109	8,473
Compensation expense	3,541	4,155
Other selling, general and administrative expenses	3,065	2,065
Total operating expenses	6,606	6,220
Operating (loss) income	(1,497)	2,253
Other expense, net	(17)	(9)
(Loss) income from continuing operations before income tax	(1,514)	2,244
Provision for income tax	66	64
(Loss) income from continuing operations	(1,580)	2,180
Loss from discontinued operations, net of tax	(32)	(54)
Net (loss) income	$ (1,612)	$ 2,126
Basic (loss) income per share of common stock:		
From continuing operations	$ (0.11)	$ 0.15
From discontinued operations	-	(0.01)
Net (loss) income per basic share of common stock	$ (0.11)	$ 0.14
Diluted (loss) income per share of common stock:		
From continuing operations	$ (0.11)	$ 0.14
From discontinued operations	-	-
Net (loss) income per diluted share of common stock	$ (0.11)	$ 0.14
Weighted average number of common shares and common share equivalents outstanding:		
Basic	14,760	14,983
Diluted	14,760	15,074